EXHIBIT 23.1

INDEPENDENT AUDITORS’ CONSENT

The Board of Directors

Brio Software, Inc.:

We consent to the use of our report dated April 17, 2003 (except for the matter discussed in Note 10, as to which the date is June 23, 2003), with respect to the consolidated balance sheet of Brio Software, Inc. as of March 31, 2003, and the related consolidated statements of operations, stockholders’ equity and comprehensive loss, and cash flows for the year ended March 31, 2003, and the related financial statement schedule, incorporated herein by reference.

/s/    KPMG LLP

San Jose, California

June 30, 2003